As filed with the Securities and Exchange Commission on August 21, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CARRIZO OIL & GAS, INC.
(Exact name of Registrant as specified in its charter)

Texas	1311	76-0415919
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1000 Louisiana, Suite 1500
Houston, Texas 77002
(713) 328-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

S.P. Johnson IV
President and Chief Executive Officer
Carrizo Oil & Gas, Inc.
1000 Louisiana, Suite 1500
Houston, Texas 77002
(713) 328-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Gene J. Oshman
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 779002
(713) 229-1178
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
		MAXIMUM	MAXIMUM
	AMOUNT TO	OFFERING	AGGREGATE	AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO	BE	PRICE PER	OFFERING	REGISTRATION
BE REGISTERED	REGISTERED (1)	SHARE (2)	PRICE(2)	FEE (3)
Common Stock, par value $0.01 per share	4,953,571	$27.75	$137,461,595	$14,708

(1)	Consists of 4,401,569 shares of common stock issued and outstanding and 552,002 shares of common stock issuable upon exercise of stock options held by certain of our directors and officers.

(2)	Estimated solely for purposes of calculating the registration fee and, pursuant to Rule 457(c), based on the average high and low reported sales price of the common stock on the NASDAQ Global Select Market on August 16, 2006.

(3)	Pursuant to Rule 457(p) of the Securities Act of 1933, the Registrant hereby offsets the registration fee required in connection with this registration statement by the $9,031 previously paid on July 13, 2005 by the Registrant in connection with its registration statement on Form S-3 (Registration No. 333-126558), and $5,677 of the $29,425 previously paid on September 9, 2005 by the Registrant in connection with its registration statement on Form S-3 (Registration No. 333-128215), each of which was withdrawn prior to becoming effective. Accordingly, no registration fee is being paid with this registration statement.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The selling shareholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion dated August 21, 2006
PROSPECTUS
4,953,571
Shares of Common Stock
Carrizo Oil & Gas, Inc.

     This prospectus covers the offer and resale of shares of common stock by the selling shareholders identified on page 15 of this prospectus. These shares of common stock include 4,401,569 shares issued and outstanding and 552,002 shares issuable upon exercise of stock options held by certain of our officers and directors. We will not receive any proceeds from these resales.
     The selling shareholders may offer and sell the shares from time to time. The selling shareholders may offer the shares at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.
     Our common stock is quoted on the NASDAQ Global Select Market under the symbol “CRZO.” On August 16, 2006, the last reported sale price of the common stock on the NASDAQ Global Select Market was $27.79.
     You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        .

Page
Summary	1

Risk Factors	3

Forward-Looking Statements	13

Use of Proceeds	14

Selling Shareholders	15

Plan of Distribution	20

Description of Capital Stock	22

Legal Matters	25

Experts	25

Where You Can Find More Information	25
Opinion of Baker Botts L.L.P.
Consent of Ernst & Young LLP
Consent of Pannell Kerr Forster of Texas, P.C.
Consent of Ryder Scott Company Petroleum Engineers
Consent of Fairchild & Wells, Inc.
Consent of DeGolyer and MacNaughton

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should assume that the information appearing in or incorporated by reference into this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Summary
Carrizo Oil & Gas, Inc.
     We are an independent energy company engaged in the exploration, development and production of natural gas and oil. Our current operations are focused in proven, producing natural gas and oil geologic trends along the onshore Gulf Coast area in Texas and Louisiana, primarily in the Miocene, Wilcox, Frio and Vicksburg trends, and, since mid-2003, in the Barnett Shale area in North Texas. Our other interests include properties in East Texas and a coalbed methane investment in the Rocky Mountains. We have obtained licenses to explore in the U.K. North Sea. We have also acquired acreage in shale plays in the Barnett/Woodford in West Texas/New Mexico, Floyd/Neal in Mississippi/Alabama, the western New Albany in Kentucky and the Fayetteville in Arkansas. Unless the context otherwise requires, all references to “we,” “us,” “our” and “the Company” refer to Carrizo Oil & Gas, Inc. and its subsidiaries. The term “you” refers to a prospective investor.
Risk Factors
     There are a number of risks that could mitigate our competitive strengths or limit our ability to successfully implement our business strategies, including those described in this prospectus and the documents incorporated by reference herein. In addition, while we may implement our business strategies, the benefits derived from such implementation may be mitigated, in whole or in part, if we suffer from one or more of the risks described under “Risk Factors” in this prospectus or in the “Risk Factors” section in our Annual Report on Form 10-K/A for the year ended December 31, 2005 or in any of our other periodic reports filed with the Securities and Exchange Commission (the “SEC”).
How to Contact Us
     Our principal executive offices are located at 1000 Louisiana, Suite 1500, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.cc, is not part of this prospectus.

The Offering

Common stock offered:

By us	No shares.

By the selling shareholders	4,401,569 shares issued and outstanding.
552,002 shares issuable upon exercise of stock options.

Common stock outstanding	25,914,729 shares.

Use of proceeds	We will not receive any of the proceeds from the sale
of shares of our common stock by the selling
shareholders. See “Use of Proceeds.”

NASDAQ symbol	“CRZO”
The number of shares of our common stock to be outstanding is based on the number of shares outstanding as of August 1, 2006.

Risk Factors
     An investment in our common stock involves a high degree of risk. You should carefully consider both the risks described below and the risk factors incorporated by reference herein, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing shares of our common stock. If any of those risks actually occur, our business, operating results and financial condition could be materially adversely affected. In such a case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse affect on us.
Risks Related to Our Company
Natural gas and oil drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.
     Our success will be largely dependent upon the success of our drilling program. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors beyond our control, including:
•	unexpected or adverse drilling conditions;

•	elevated pressure or irregularities in geologic formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs, crews and equipment.
Because we identify the areas desirable for drilling from 3-D seismic data covering large areas, we may not seek to acquire an option or lease rights until after the seismic data is analyzed or until the drilling locations are also identified; in those cases, we may not be permitted to lease, drill or produce natural gas or oil from those locations.
     Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance described in this prospectus and in our filings with the SEC.
We may not adhere to our proposed drilling schedule.
     Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:
•	the results of our exploration efforts and the acquisition, review and analysis of the seismic data;

•	the availability of sufficient capital resources to us and the other participants for the drilling of the prospects;

•	the approval of the prospects by the other participants after additional data has been compiled;

•	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability and prices of drilling rigs and crews; and

•	the availability of leases and permits on reasonable terms for the prospects.

     Although we have identified or budgeted for numerous drilling prospects, we may not be able to lease or drill those prospects within our expected time frame or at all. Wells that are currently part of our capital budget may be based on statistical results of drilling activities in other 3-D project areas that we believe are geologically similar rather than on analysis of seismic or other data in the prospect area, in which case actual drilling and results are likely to vary, possibly materially, from those statistical results. In addition, our drilling schedule may vary from our expectations because of future uncertainties.
Our reserve data and estimated discounted future net cash flows are estimates based on assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future.
     There are uncertainties inherent in estimating natural gas and oil reserves and their estimated value, including many factors beyond the control of the producer. The reserve data set forth or incorporated by reference in this prospectus and our Annual Report on Form 10-K/A for the year ended December 31, 2005 represents only estimates. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner and is based on assumptions that may vary considerably from actual results.
     Accordingly, reserve estimates may be subject to upward or downward adjustment, and actual production, revenue and expenditures with respect to our reserves likely will vary, possibly materially, from estimates. Additionally, there recently has been increased debate and disagreement over the classification of reserves, with particular focus on proved undeveloped reserves. Changes in interpretations as to classification standards, or disagreements with our interpretations, could cause us to write down these reserves.
     As of December 31, 2005, approximately 80.9% of our proved reserves were proved undeveloped and proved nonproducing. Moreover, some of the producing wells included in our reserve reports as of December 31, 2005 had produced for a relatively short period of time as of that date. Because most of our reserve estimates are calculated using volumetric analysis, those estimates are less reliable than estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay of the structure and an estimation of the area covered by the structure based on seismic analysis. In addition, realization or recognition of our proved undeveloped reserves will depend on our development schedule and plans. Lack of certainty with respect to development plans for proved undeveloped reserves could cause the discontinuation of the classification of these reserves as proved. Although we have accelerated our development of the Camp Hill Field in East Texas, we have in the past chosen to delay development of our proved undeveloped reserves in the Camp Hill Field in favor of pursuing shorter-term exploration projects with higher potential rates of return, adding to our lease position in this field and further evaluating additional economic enhancements for this field’s development.
     The discounted future net cash flows included in this prospectus and our Annual Report on Form 10-K/A for the year ended December 31, 2005 are not necessarily the same as the current market value of our estimated natural gas and oil reserves. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate. Actual future net cash flows also will be affected by factors such as:
•	the actual prices we receive for natural gas and oil;

•	our actual operating costs in producing natural gas and oil;

•	the amount and timing of actual production;

•	supply and demand for natural gas and oil;

•	increases or decreases in consumption of natural gas and oil; and

•	changes in governmental regulations or taxation.
     In addition, the 10% discount factor we use when calculating discounted future net cash flows for reporting requirements in compliance with the Statement of Financial Accounting Standards No. 69 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general.
We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.
     In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.
Natural gas and oil prices are highly volatile, and lower prices will negatively affect our financial results.
     Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil prices have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. These factors include:
•	the level of consumer product demand;

•	overall economic conditions;

•	weather conditions;

•	domestic and foreign governmental relations;

•	the price and availability of alternative fuels;

•	political conditions;

•	the level and price of foreign imports of oil and liquefied natural gas; and

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil price controls.
Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity and ability to finance planned capital expenditures and results of operations.
We face strong competition from other natural gas and oil companies.
     We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

We may not be able to keep pace with technological developments in our industry.
     The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at substantial cost. In addition, other natural gas and oil companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.
As of December 31, 2004, December 31, 2005 and June 30, 2006, we had material weaknesses in our internal controls, and our internal control over financial reporting was not effective as of those dates. If we fail to maintain an effective system of internal controls, we may not be able to provide timely and accurate financial statements.
     As more fully described in our annual report on Form 10-K/A for the year ended December 31, 2005 under Item 9A, “Controls and Procedures,” our management identified three material weaknesses over the effectiveness of our internal controls. These material weaknesses also resulted in us not being able to file our annual report during the time allowed by the SEC. As a result of the material weaknesses, management concluded that, as of December 31, 2005, we did not maintain effective internal control over financial reporting. As more fully described in our Annual Report on Form 10-K/A for the year ended December 31, 2004, management also concluded that during 2004 we did not maintain effective internal control over financial reporting.
     The Public Company Accounting Oversight Board has defined a material weakness as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim statements will not be prevented or detected. Accordingly, a material weakness increases the risk that the financial information we report contains material errors. As more fully described in our quarterly report on Form 10-Q for the quarter ended June 30, 2006, not all of these deficiencies have been remedied.
     We have implemented initiatives to remediate the material weaknesses in our internal controls. The steps we have taken and are taking to address the material weaknesses may not be effective. However, any failure to effectively address a material weakness or other control deficiency or implement required new or improved controls, or difficulties encountered in their implementation, could limit our ability to obtain financing, harm our reputation, disrupt our ability to process key components of our result of operations and financial condition timely and accurately and cause us to fail to meet our reporting obligations under rules of the SEC and NASDAQ and our various debt arrangements. Any failure to remediate the material weaknesses identified in our evaluation of our internal controls could preclude our management from determining our internal control over financial reporting is effective or otherwise from issuing in a timely manner our management report in 2007.
We are not eligible to register shares on Form S-3 as a result of our failure to timely file our Form 10-K.
     Our inability to timely file our Form 10-K for the year ended December 31, 2005, which was related to our financial restatement, may have an adverse impact on us. In particular, we expect that we will not be eligible to use a registration statement on Form S-3 for a period of 12 months after becoming current with our filings. The inability to use Form S-3 may impair our ability or increase our costs and the complexity of our efforts to raise funds in the public markets.
We are subject to various governmental regulations and environmental risks.
     Natural gas and oil operations are subject to various federal, state and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other federal, state and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation and disposal of natural gas and oil, by-products thereof and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities and may be required to incur substantial remediation costs. Further, we or our affiliates hold certain mineral leases in the State of Montana that require coalbed methane drilling permits, the issuance of which has been challenged in pending litigation. We may not be able to obtain new permits in an optimal time period or at all. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new or modified laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.
     The natural gas and oil business involves operating hazards such as:
•	well blowouts;

•	mechanical failures;

•	explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	fires;

•	geologic formations with abnormal pressures;

•	pipeline ruptures or spills;

•	releases of toxic gases; and

•	other environmental hazards and risks.
Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.
We may not have enough insurance to cover all of the risks we face.
     In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.
We cannot control the activities on properties we do not operate and are unable to ensure their proper operation and profitability.
     We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including the operator’s:
•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.
The marketability of our natural gas production depends on facilities that we typically do not own or control, which could result in a curtailment of production and revenues.
     The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such markets, systems or pipelines.
Our future acquisitions may yield revenues or production that varies significantly from our projections.
     In acquiring producing properties, we assess the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the properties. Our assessments are necessarily inexact and their accuracy is inherently uncertain. Our review of a subject property in connection with our acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to observe structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations.
Our business may suffer if we lose key personnel.
     We depend to a large extent on the services of certain key management personnel, including our executive officers and other key employees, the loss of any of whom could have a material adverse effect on our operations. We have entered into employment agreements with each of S.P. Johnson IV, our President and Chief Executive Officer; Paul F. Boling, our Chief Financial Officer; J. Bradley Fisher, our Vice President of Operations; and Gregory E. Evans, our Vice President of Exploration. However, as a practical matter, any employment agreement we may enter into will not ensure the retention of our employees. We do not maintain key-man life insurance with respect to any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.
We may experience difficulty in achieving and managing future growth.
     We have experienced growth in the past primarily through the expansion of our drilling program. Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:
•	our ability to obtain leases or options on properties, including those for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.
     We may not be successful in upgrading our technical, operations and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.
We may continue to enter into derivative transactions to manage the price risks associated with our production, but which may result in our making cash payments or prevent us from benefiting to the fullest extent possible from increases in prices for natural gas and oil.
     Because natural gas and oil prices are unstable, we periodically enter into price-risk-management transactions such as swaps, collars, futures and options to reduce our exposure to price declines associated with a portion of our natural gas and oil production and thereby to achieve a more predictable cash flow. The use of these arrangements limits our ability to benefit from increases in the prices of natural gas and oil. Our derivative arrangements may apply to only a portion of our production, thereby providing only partial protection against declines in natural gas and oil prices. These arrangements may expose us to the risk of financial loss in certain circumstances, including instances in which production is less than expected, our customers fail to purchase contracted quantities of natural gas and oil or a sudden, unexpected event materially impacts natural gas or oil prices.
We have substantial capital requirements that, if not met, may hinder operations.
     We have experienced and expect to continue to experience substantial capital needs as a result of our active exploration, development and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under existing or new credit facilities may not be available in the future. Even if additional capital becomes available, it may not be on terms acceptable to us. Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and thereby adversely affect the recoverability and ultimate value of our natural gas and oil properties, in turn negatively affecting our business, financial condition and results of operations.
High demand for oil field services and related equipment and personnel and the ability of suppliers to meet that demand may limit our ability to drill and produce our oil and natural gas properties.
     Due to current industry demands, well service providers and related equipment and personnel are in short supply. This is causing escalating prices, delays in drilling and other exploration activities, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures will likely increase the actual cost of services, extend the time to secure such services and add costs for damages due to any accidents sustained from the over use of equipment and inexperienced personnel.
Our credit facilities contain operating restrictions and financial covenants, and we may have difficulty obtaining additional credit.
     Over the past few years, increases in commodity prices and proved reserve amounts and the resulting increase in our estimated discounted future net revenue have allowed us to increase our available borrowing amounts. In the future, commodity prices may decline, we may increase our borrowings or our borrowing base may be adjusted downward, thereby reducing our borrowing capacity. Our credit facilities are secured by a pledge of substantially all of our producing natural gas and oil properties and assets, are guaranteed by our subsidiaries and contain covenants that limit additional borrowings, dividends, the incurrence of liens, investments, sales or pledges of assets, changes in control, repurchases or redemptions for cash of our common stock, speculative commodity transactions and other matters. The credit facilities also require that specified financial ratios be maintained. We may not be able to refinance our debt or obtain additional financing, particularly in view of our credit facilities, restrictions on our ability to incur additional debt and the fact that substantially all of our assets are currently pledged to secure obligations under the credit facilities. The restrictions of our credit facilities and our difficulty in obtaining additional debt financing may have adverse consequences on our operations and financial results including:
•	our ability to obtain financing for working capital, capital expenditures, our drilling program, purchases of new technology or other purposes;

•	our ability to borrow additional funds and dispose of assets;

•	our vulnerability to increases in interest rates;

•	unfavorable terms obtained on additional financing;

•	using a substantial portion of our cash flow to make debt service payments, which will reduce the funds that would otherwise be available for operations and future business opportunities;

•	our ability to meet debt service requirements if there is a substantial decrease in our operating cash flow or an increase in our expenses, which could require us to modify our operations, including curtailing portions of our drilling program, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing; and

•	our vulnerability to downturns in our business or the economy.
     In addition, under the terms of our credit facilities, our borrowing base is subject to redeterminations at least semi-annually based in part on prevailing natural gas and oil prices. In the event the amount outstanding exceeds the redetermined borrowing base, we could be forced to repay a portion of our borrowings. We may not have sufficient funds to make any required repayment. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell a portion of our assets.
We may record ceiling limitation write-downs that would reduce our shareholders’ equity.
     We use the full-cost method of accounting for investments in natural gas and oil properties. Accordingly, we capitalize all the direct costs of acquiring, exploring for and developing natural gas and oil properties. Under the full-cost accounting rules, the net capitalized cost of natural gas and oil properties may not exceed a “ceiling limit” that is based upon the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of the cost or the fair market value of unproved properties. If net capitalized costs of natural gas and oil properties exceed the ceiling limit, we must charge the amount of the excess to operations through depreciation, depletion and amortization expense. This charge is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities but does reduce our shareholders’ equity. The risk that we will be required to write down the carrying value of our natural gas and oil properties increases when natural gas and oil prices are low or volatile. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues, as further discussed above in “Risk Factors—Risks Related to Our Company—Our reserve data and estimated discount future net cash flows are estimates based upon assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future.” Once incurred, a write-down of natural gas and oil properties is not reversible at a later date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K/A for the year ended December 31, 2005 for additional information on these matters.
We participate in natural gas and oil leases with third parties.
     We may own less than 100% of the working interest in certain leases acquired by us, and other parties will own the remaining portion of the working interest. Financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. We could be held liable for the joint activity obligations of the other working interest owners such as nonpayment of costs and liabilities arising from the actions of the working interest owners. In the event other working interest owners do not pay their share of such costs, we would likely have to pay those costs, which could materially adversely affect our financial condition.
We may incur losses as a result of title deficiencies.
     We purchase working and revenue interests in the natural gas and oil leasehold interests upon which we will perform our exploration activities from third parties or directly from the mineral fee owners. The existence of a material title deficiency can render a lease worthless and can adversely affect our results of operations and financial condition. Title insurance covering mineral leaseholds is not generally available and, in all instances, we forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease until the drilling block is assembled and ready to be drilled. As is customary in our industry, we rely upon the judgment of natural gas and oil lease brokers or independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest. We, in some cases, perform curative work to correct deficiencies in the marketability of the title to us. The work might include obtaining affidavits of heirship or causing an estate to be administered. In cases involving more serious title problems, the amount paid for affected natural gas and oil leases can be generally lost, and the target area can become undrillable.
A substantial portion of our operations is exposed to the additional risk of tropical weather disturbances.
     A substantial portion of our production and reserves is located onshore South Louisiana and Texas. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. For example, a number of our wells in the Gulf Coast were shut in following Hurricanes Katrina and Rita in 2005. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks.
     Losses could occur for uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.
The threat and impact of terrorist attacks or similar hostilities may adversely impact our operations.
     We cannot assess the extent of either the threat or the potential impact of future terrorist attacks on the energy industry in general, and on us in particular, either in the short-term or in the long-term. Uncertainty surrounding such hostilities may affect our operations in unpredictable ways, including the possibility that infrastructure facilities, including pipelines and gathering systems, production facilities, processing plants and refineries, could be targets of, or indirect casualties of, an act of terror or war.
Risks Related to Our Common Stock
Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.
     This prospectus covers the resale by the selling shareholders of a substantial number of shares of our common stock. These shares previously were not freely tradeable in the market. Our stock price may decrease due to the additional amount of shares available in the market.
     In connection with our recently completed private placement, our executive officers and directors have agreed to a “lock-up” until the 30th day after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC with respect to all of the shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. These holders include Messrs. Johnson, Loyd and Webster who collectively are beneficial owners of in excess of 3,589,293 shares, and who have registered their shares in the registration statement of which this prospectus is a part. This means that, subject to certain exceptions, until the registration statement is declared effective by the SEC, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the managing placement agent in our private placement. The lock-up agreements may be waived by the managing placement agent without public notice. The expiration or waiver of these lock-up agreements would result in additional shares being eligible for future sale.
The market price of our common stock is volatile.
     The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:
•	limited trading volume in our common stock;

•	quarterly variations in operating results;

•	general financial market conditions;

•	the prices of natural gas and oil;

•	announcements by us and our competitors;

•	our liquidity;

•	our ability to raise additional funds;

•	our involvement in litigation;

•	changes in government regulations; and

•	other events.
We do not anticipate paying dividends on our common stock in the near future.
     We have not paid any dividends on our common stock in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of our credit facilities.
Certain anti-takeover provisions may affect your rights as a shareholder.
     Our articles of incorporation authorize our board of directors to set the terms of and issue additional preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our credit facilities contain terms that may restrict our ability to enter into change of control transactions, including requirements to repay our credit facilities on a change in control. These provisions, along with specified provisions of the Texas Business Corporation Act and our articles of incorporation and bylaws, may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Forward-Looking Statements
     This prospectus and the documents included or incorporated by reference in this prospectus contain statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify our forward-looking statements by the words “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “scheduled,” “should,” “will” or other similar words. These forward-looking statements include, among others, statements regarding:
•	our growth strategies;

•	our ability to explore for and develop natural gas and oil resources successfully and economically;

•	our estimates of the timing and number of wells we expect to drill and other exploration activities;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and our ability to finance our exploration and development activities;

•	our capital expenditure program;

•	future market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions; and

•	the impact of governmental regulation.
     More specifically, our forward-looking statements include, among others, statements relating to our schedule, targets, estimates or results of future drilling, including the number, timing and results of wells, budgeted wells, increases in wells, the timing and risk involved in drilling follow-up wells, expected working or net revenue interests, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of oil and gas exploration, acquisition of 3-D seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having oil and natural gas, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future hiring, future exploration activity, production rates, potential drilling locations targeting coal seams, the outcome of legal challenges to new coalbed methane drilling permits in Montana, financing for our 2006 exploration and development program, all and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts.
     Such statements involve risks and uncertainties, including, but not limited to, those relating to our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, risks relating to our limited operating history, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, including those related to coalbed methane drilling in Montana, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, industry partner issues, availability of equipment, weather and other factors detailed herein and in our other filings with the SEC.
     We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

     Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” in this prospectus and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 and in our other periodic reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.
Use of Proceeds
     All of the shares of common stock covered by this prospectus are being sold by the selling shareholders. See “Selling Shareholders.” We will not receive any proceeds from these sales of shares of our common stock.

Selling Shareholders
     This prospectus covers the offer and resale by the selling shareholders listed in the following table, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration rights in accordance with the registration rights agreement to which the selling shareholder is party, of 4,953,571 shares of our common stock. These shares of common stock include 4,401,569 shares issued and outstanding and 552,002 shares issuable upon exercise of stock options granted by us to certain of our officers and directors named below. The stock options were issued pursuant to our Long-Term Incentive Plan.
     The following table provides information regarding the beneficial ownership of our common stock held by the selling shareholders as of August 1, 2006 and the shares included in the offering.

	Shares of Common Stock
	Beneficially		Beneficially	As a Percent of
	Owned Prior to	Offered	Owned After	Total Outstanding
Name	the Offering (1)	Hereby (2)	the Offering	After the Offering (3)
KMF Partners, LP (4)	50,000	50,000	—	*
Deephaven Relative Value Equity Trading Ltd. (5)	125,000	125,000	—	*
Deephaven Event Trading Ltd. (6)	420,186	347,500	72,686	*
Deephaven Distressed Opportunities Trading Ltd. (7)	125,000	125,000	—	*
MA Deep Event Ltd. (6)	33,154	27,500	5,654	*

BBT Fund, L.P. (8)	23,600	23,600	—	*

CAP Fund, L.P. (9)	11,600	11,600	—	*
SRI Fund, L.P. (10)	4,800	4,800	—	*

Glacier Partners (11)	30,000	30,000	—	*
Rainier Investment Management, Inc. (12)	849,811	205,000	644,811	2.5%
UBS O’Connor LLC (13)	400,000	400,000	–	*
Paul B. Loyd, Jr.	221,490	222,990	–	*
Steven A. Webster	2,586,046	2,590,490	–	*
S.P. Johnson IV	781,757	790,091	—	*
Total	5,662,444	4,953,571	723,151	2.7%

*	Represents less than 1%

(1)	The table includes shares of common stock that can be acquired through the exercise of stock options within 60 days of August 1, 2006 as follows: Mr. Loyd – 28,000, Mr. Webster – 281,390 and Mr. Johnson – 228,334.

(2)	The shares of common stock offered hereby include shares that can be acquired through the exercise of stock options as follows: Mr. Loyd – 29,500 (28,000 of which are vested), Mr. Webster – 285,834 (281,390 of which are vested) and Mr. Johnson – 236,668 (228,334 of which are vested).

(3)	The percent of the class owned by each of the selling shareholders has been computed assuming the exercise of all stock options deemed to be beneficially owned by that person, and assuming that no stock options held by any other person have been exercised.

(4)	Karen Fleiss, the managing partner of KMF Partners, LP, may be deemed to have sole voting and investment power over these shares.

(5)	Thomas Rectenwald, Portfolio Manager, may be deemed to have sole voting and investment power over these shares.

(6)	Matthew Halbower, Portfolio Manager, may be deemed to have sole voting and investment power of these shares.

(7)	Jeffrey Golbus, Portfolio Manager, may be deemed to have sole voting and investment power of these shares.

(8)	BBT Fund, L.P. is controlled by its managing partners, BBT Genpar, L.P. BBT Genpar, L.P. is controlled by its general partner, BBT-FW, Inc. BBT-FW, Inc. is controlled by its president and sole stockholder, Sid R. Bass. Sid R. Bass may be deemed to have sole voting and investment power over these shares.

(9)	CAP Fund, L.P. is controlled by its managing general partner, CAP Genpar, L.P. CAP Genpar, L.P. is controlled by its general partner, CAP-FW, Inc. CAP-FW, Inc. is controlled by its president and sole stockholder, Sid R. Bass. Sid R. Bass may be deemed to have sole voting and investment power over these shares.

(10)	SRI Fund, L.P. is controlled by its managing general partner, SRI Genpar, L.P. SRI Genpar, L.P. is controlled by its general partner, BBT-FW, Inc. BBT-FW, Inc. is controlled by its president and sole stockholder, Sid R. Bass. Sid R. Bass may be deemed to have sole voting and investment power over these shares.

(11)	Peter Castellanos, partner of Glacier Partners, may be deemed to have sole voting and investment power over these shares.

(12)	Rainier Investment Management, Inc. may be deemed to have sole voting and investment power over these shares.

(13)	The shares are beneficially owned by Fundamental Market Neutral MAC 81 Limited (26,675 shares), O’Connor PIPES Corporate Strategies Master Limited (125,000 shares), O’Connor Global Fundamental Market Neutral Long/Short Master Limited (194,700 shares) and O’Connor Global Multi-Strategy Alpha Master Limited (53,625 shares). Each of these funds has ceded investment control to UBS O’Connor LLC, the Investment Manager. The Investment Manager makes all of the investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed on the New York Stock Exchange.
     The selling shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of our common stock shown in the table above under the heading “Offered Hereby” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling shareholders are not obligated to sell any of the shares of our common stock offered by this prospectus.
     Some of the selling shareholders either have or have had a material relationship with us within the past three years.
Private Placements
     In July 2006, we sold an aggregate of 1.35 million shares of our common stock to KMF Partners LP, Deephaven Relative Value Equity Trading Ltd., Deephaven Event Trading, Ltd., Deephaven Distressed Opportunities Trading, Ltd., MA Deep Event Ltd., BBT Fund, L.P., CAP Fund L.P., SRI Fund, L.P., Glacier Partners, Rainier Investment Management, Inc. and UBS O’Connor LLC at a price of $26.00 per share in a private placement. In connection with this private placement, we entered into subscription and registration rights agreements with these institutional investors, which provide registration rights with respect to the shares purchased in the private placement. We are generally required to file this registration statement to register the resale of such shares under the Securities Act of 1933, as amended (the “Securities Act”), within 30 days of the closing of the private placement. We are subject to certain covenants under the terms of the subscription and registration rights agreements, including the requirement that this registration statement be kept effective for resale of shares for two years, subject to certain “blackout periods” when sales may not be made by these investors. In certain situations, we are required to indemnify these investors, including without limitation, for certain liabilities under the Securities Act.
     In June 2005, we sold an aggregate of 1.2 million shares of our common stock to a group of institutional investors at a price of $15.25 per share in a private placement. Deephaven Event Trading Ltd., Deephaven Distressed Opportunities Trading Ltd. and certain affiliated funds purchased 150,000 shares in that transaction.

2002 Financing
     In February 2002, we sold 60,000 shares of our Series B preferred stock and warrants to purchase 252,632 shares of our common stock for an aggregate purchase price of $6.0 million, including $2.0 million of Series B preferred stock and 84,211 warrants sold to Mr. Webster. In June 2004, Mr. Webster converted all of his Series B preferred stock (approximately 25,195 shares) into 442,025 shares of common stock. Currently, no shares of Series B preferred stock remain outstanding. In March 2005, Mr. Webster converted all of his 2002 warrants into 54,669 shares of common stock. Currently, no 2002 warrants remain outstanding. Each of our series of warrants was exercisable on a cashless basis at the option of the holder. We also entered into a registration rights agreement relating to the shares of common stock issuable upon conversion of the Series B preferred stock and the exercise of the related warrants.
Pinnacle Transaction
     During the second quarter of 2003, we and Rocky Mountain Gas, Inc. (“RMG”) each contributed our interests in certain natural gas and oil leases in Wyoming and Montana in areas prospective for coalbed methane to a newly formed entity, Pinnacle Gas Resources, Inc. In exchange for the contribution of these assets, we and RMG each received 37.5% of the common stock of Pinnacle and options to purchase additional Pinnacle common stock, or, on a fully diluted basis, we and RMG each received an ownership interest in Pinnacle of 26.9%. U.S. Energy Corp. and Crested Corp. (collectively, “US Energy”) later succeeded to RMG’s interest in Pinnacle. We retained our interests in approximately 145,000 gross acres in the Castle Rock project area in Montana and the Oyster Ridge project area in Wyoming. We no longer have a drilling obligation in connection with the oil and natural gas leases contributed to Pinnacle.
     Simultaneously with the contribution of these assets, affiliates and related parties of CSFB Private Equity (the “CSFB Parties”), contributed approximately $17.6 million of cash to Pinnacle in return for redeemable preferred stock of Pinnacle, 25% of Pinnacle’s common stock as of the closing date and warrants to purchase Pinnacle common stock at an exercise price of $100.00 per share, subject to adjustments.
     In March 2004, the CSFB parties contributed additional funds of $11.8 million to continue funding the 2004 development program of Pinnacle. In 2005, the CSFB Parties contributed $15.0 million to Pinnacle to finance an acquisition of additional acreage. CCBM and U.S. Energy Corp. elected not to participate in the equity contribution. In November 2005, the CSFB Parties and a former Pinnacle employee received 30,000 and 2,000 shares of Pinnacle common stock, respectively, after exercising certain warrants and options.
     In April 2006, prior to and in connection with a private placement by Pinnacle of 7,400,000 shares of its common stock, Pinnacle issued 25 new shares of its common stock to each of its stockholders for each existing share in a stock split; Pinnacle redeemed the preferred stock held by the CSFB Parties at 110% of par value; the CSFB Parties exercised all of their warrants on a “cashless” net exercise basis; and we and U.S. Energy exercised our respective options on a “cashless” net exercise basis. On April 11, 2006, after the stock split, the redemption of the preferred stock, the warrant and option exercises and the private placement, we owned 2,459,102 shares of Pinnacle’s common stock, and our ownership of Pinnacle was 9.5% on a fully diluted basis. On such date, U.S. Energy and the CSFB Parties owned 2,459,102 and 7,306,782 shares of Pinnacle’s common stock, respectively, and their ownership of Pinnacle was 9.5% and 28.3% on a fully diluted basis, respectively.
     We previously had the right to appoint two members of Pinnacle’s board of directors. We agreed to give up this right in connection with the transactions described above. However, Mr. Johnson and Mr. Parker currently serve on Pinnacle’s board of directors.
     Immediately following its formation, Pinnacle acquired an approximate 50% working interest in existing leases and approximately 36,529 gross acres prospective for coalbed methane development in the Powder River Basin of Wyoming from an unaffiliated party for $6.2 million. At the time of the Pinnacle transaction, these wells were producing at a combined gross rate of approximately 2.5 MMcfd, or an estimated 1 MMcfd net to Pinnacle. At the end of 2005 Pinnacle’s production was approximately 17.8 Mmcfe/d gross (6.0 Mmcfe/d net). As of December 31, 2005, Pinnacle owned interests in approximately 418,000 gross acres (272,000 net) in the Powder River Basin.

     Our Chairman, Steven A. Webster, serves as Chairman of Global Energy Partners, which through June 30, 2005, was an affiliate of CSFB Private Equity. Mr. Webster now serves as Co-Managing Partner of Avista Capital Partners LP, which is not affiliated with CSFB but which has an affiliate that provides consulting services to an affiliate of CSFB. Mr. Webster has entered into a consulting contract with CSFB Private Equity to assist through 2006 in monitoring certain of its investments, including Pinnacle. Mr. Webster and certain of his Avista associates serve on the board of directors of Pinnacle.
     The Company, the CSFB Parties, RMG, U.S. Energy, Peter G. Schoonmaker, Gary W. Uhland and Pinnacle also entered into an agreement providing generally for multiple demand registration rights with respect to the Pinnacle common stock in favor of the CSFB Parties, one demand registration right in favor of the Company and U.S. Energy and certain piggyback registration rights for the Company and U.S. Energy, subject to the satisfaction of specified conditions.
Other Transactions
     Messrs. Webster, Loyd, Wojtek and Johnson have each been a member of our board of directors since 1993. Mr. Webster has served as chairman of our board of directors since 1997. Mr. Wojtek served as our Chief Financial Officer, Vice President, Secretary and Treasurer from 1993 until August 2003. Mr. Johnson has served as our President and Chief Executive Officer since December 1993.
     Information regarding compensation paid by us to our executive officers and directors and related arrangements may be found in our 2006 definitive proxy statement, filed with the SEC on May 1, 2006.
     In the third quarter of 2003, we paid Mr. Wojtek $251,486 in severance payments in accordance with his employment agreement.
     In the first quarter of 2004, due to the low number of shares of Common Stock available for issuance under the Incentive Plan, the Compensation Committee recommended and the Board of Directors approved the award of a special cash bonus in lieu of stock options to Mr. Webster. The special bonus was paid to Mr. Webster in three equal installments of $40,000 on April 15, 2004, August 31, 2004 and February 28, 2005.
     In December 2001, we sold to Mr. Webster a 2% working interest in certain leases in Matagorda County and the right to participate in the Staubach #1 well located within those leases in exchange for $20,000 and the payment by Mr. Webster of a 33% promoted interest for the drilling costs through casing point of that well. The terms of this sale were consistent with the terms of sales to other participants in this project.
     In December 1999, we entered into a registration rights agreement with certain of our founding shareholders, including Messrs. Webster, Loyd, Wojtek and Johnson, that provided the shareholders with registration rights relating to shares held by them at the time and shares acquired through the exercise or conversion of securities that are convertible into common stock.
     In November 1999, we entered into a month-to-month agreement with San Felipe Resource Company, an entity owned by Mr. Webster, under which Mr. Webster provides consulting services to us in exchange for a fee of $9,000 per month, which was increased to $12,000 per month effective April 2003. In May 2006, in connection with his consulting services, Mr. Webster received restricted stock pursuant to our Long-Term Incentive Plan, and he is eligible to receive additional such awards. We also provide office space for Mr. Webster’s son.
     Due to the limited capital available in the first half of 2006 to fund all of our ongoing lease acquisition efforts in the Barnett Shale and other shale plays, we elected to enter into several lease option agreements with a number of third parties and with Mr. Webster. The terms and conditions of the leasing arrangement with Mr. Webster are consistent with the leasing arrangements we have entered into with other third parties. These leasing arrangements provide us the option to purchase leases from the counterparties, over an option period, generally 90 days, for the counterparties’ original cost of the leases plus an option fee. Strategically, these leasing arrangements have allowed us to temporarily control important acreage positions during periods that we have lacked sufficient capital to directly acquire such oil and gas leases.
     Since May 2006, we acquired certain oil and gas leases (totaling approximately 36,297 acres) from Mr. Webster. The acquisitions were made pursuant to a land option agreement between Mr. Webster and us dated January 25, 2006. The terms and conditions of this leasing arrangement with Mr. Webster are consistent with leasing arrangements we have entered into with other parties. Under the option agreement, Mr. Webster agreed to acquire oil and gas leases in areas where we are actively leasing or that we deem prospective. On or before the 90th day from the date that Mr. Webster acquires any lease in these areas, we have the option to acquire these leases from Mr. Webster for 110% of Mr. Webster’s purchase price or, on or before the 90th day, pay a non-refundable 10% option extension fee to add a second 90-day option period. On or before the end of this second 90-day option period, we have the option to pay Mr. Webster 110% of his original purchase price to acquire the lease. If, at the end of the second option period, we have not exercised our purchase option, Mr. Webster will retain ownership of the oil and gas leases. In addition to the cash payments described above, we will assign a one-half of one percent of 8/8ths overriding royalty interest (proportionally reduced to the actual net interest in any given lease acquired) on any lease we acquire from Mr. Webster in the first 90-day option period and a one percent of 8/8ths overriding royalty interest (also proportionally reduced) on any lease acquired from Mr. Webster in the second 90-day option period. As of June 30, 2006, Mr. Webster has acquired oil and gas leases for approximately $4.2 million, we have purchased approximately $2.6 million from Mr. Webster and we have made option extension payments of approximately $48,000 to Mr. Webster. In the third quarter of 2006, we plan to acquire additional leases from Mr. Webster and other third parties pursuant to the option agreements and, longer term, we may continue to use these arrangements as a strategic alternative when available funding may be limited.
     We and Deephaven MCF Acquisition LLC, which is an affiliate of the selling shareholders Deephaven Relative Value Equity Trading Ltd., Deephaven Event Trading Ltd., Deephaven Distressed Opportunities Trading Ltd. and MA Deep Event Ltd., entered into a land option agreement dated May 2, 2006. Under the option agreement, Deephaven MCF Acquisition LLC agreed to acquire oil and gas leases in areas where we are actively leasing or that we deem prospective. On or before the 120th day from the date that Deephaven MCF Acquisition LLC acquires any lease in these areas, we have the option to acquire these leases from Deephaven MCF Acquisition LLC for 110% of its purchase price or, on or before the 120th day, pay a non-refundable 10% option extension fee to add a second 120-day option period. On or before the end of this second 120-day option period, we have the option to pay Deephaven MCF Acquisition LLC 110% of its original purchase price to acquire the lease. If, at the end of the second option period, we have not exercised our purchase option, Deephaven MCF Acquisition LLC will retain ownership of the oil and gas leases. In addition to the cash payments described above, we will assign a one percent of 8/8ths overriding royalty interest (proportionally reduced to the actual net interest in any given lease acquired) on any lease we acquire from Deephaven MCF Acquisition LLC in the first 120-day option period and a two percent of 8/8ths overriding royalty interest (also proportionally reduced) on any lease acquired from Deephaven MCF Acquisition LLC in the second 120-day option period. Since the effective date of the option agreement, Deephaven MCF Acquisition LLC has acquired oil and gas leases (totaling approximately 3,009 acres) for $1,068,000, and we have made option extension payments to Deephaven MCF Acquisition LLC. We do not plan to acquire any leases from Deephaven MCF Acquisition LLC pursuant to the option agreement.
     The shares of common stock being sold by the selling shareholders are being registered pursuant to registration rights agreements with those shareholders. Under those agreements, we are paying the costs of registration and have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act.

Plan of Distribution
     As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. Distributions of the shares by the selling shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:
•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	through options, swaps and derivatives;

•	exchange distributions and/or secondary distributions;

•	settlement of short sales;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	brokers or dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.
     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling shareholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.
     In connection with sales of the securities under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.
     The selling shareholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
     The selling shareholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.
     There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.

Description of Capital Stock
     The description of our capital stock in this section is a summary and is not intended to be complete. For a complete description of our capital stock, please read our amended and restated articles of incorporation and our amended and restated bylaws, which have been filed with the SEC.
General
     Our authorized capital stock consists of (1) 40,000,000 shares of common stock, par value $0.01 per share, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share. Approximately 25,914,729 shares of our common stock and no shares of preferred stock were outstanding as of August 1, 2006.
Common Stock
     The holders of our common stock are entitled to one vote per share on all matters on which shareholders are permitted to vote. The holders of our common stock have no preemptive rights to purchase or subscribe for our securities, and our common stock is not convertible or subject to redemption by us.
     Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, if we are liquidated, dissolved or wound up, to a ratable share of any distribution to shareholders, after satisfaction of all our liabilities and the prior rights of any outstanding class of our preferred stock.
     American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.
Preferred Stock
     Our board of directors has the authority, without shareholder approval, to issue shares of preferred stock in one or more series, and to fix the number and terms of each such series. We have no present plan to issue additional shares of preferred stock.
     The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of the Company. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. Our board of directors does not presently intend to seek shareholder approval prior to any issuance of currently authorized stock unless otherwise required by law or the rules of the NASDAQ.
Special Meetings
     Our articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, our president, a majority of our board of directors or by shareholders holding not less than 50% of our outstanding voting stock.
Voting
     Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors.

     Our articles of incorporation or Texas law requires the affirmative vote of holders of:
•	66 2/3% of the outstanding shares entitled to vote on the matter to approve any merger, consolidation or share exchange, any dissolution of the Company or certain dispositions of all or substantially all of our assets in which we do not continue to engage in a business or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which we engage following the transaction; and

•	a majority of the outstanding shares entitled to vote on the matter to approve any amendment to our articles of incorporation or any other matter for which a shareholder vote is required by the Texas Business Corporation Act. If any class or series of shares is entitled to vote as a class with regard to these events, the vote required will be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares of capital stock otherwise entitled to vote thereon.
     Our bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify us and provide pertinent information at least 80 days before the meeting date, or within 10 days after public announcement pursuant to our bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance.
     Our articles of incorporation and bylaws provide that no director may be removed from office except for cause and upon the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of our directors. The following events constitute “cause”:
•	the director has been convicted, or is granted immunity to testify where another has been convicted, of a felony;

•	the director has been found by a court or by the affirmative vote of a majority of all other directors to be grossly negligent or guilty of willful misconduct in the performance of duties to us;

•	the director is adjudicated mentally incompetent; or

•	the director has been found by a court or by the affirmative vote of a majority of all other directors to have breached his duty of loyalty to us or our shareholders or to have engaged in a transaction with us from which the director derived an improper personal benefit.
Business Combination Law
     We are subject to Part Thirteen (the “Business Combination Law”) of the Texas Business Corporation Act. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless:
•	before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder on that date; or
•	not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

     For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include:
•	mergers or share exchanges;

•	dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation;

•	certain issuances or transaction by the corporation that would increase the affiliated shareholder’s number of shares of the corporation;

•	certain liquidations or dissolutions; and

•	the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.
     An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any voting shares qualified for trading in a national market system.
     The Business Combination Law does not apply to a business combination of an issuing public corporation that elects not be governed thereby through either its original articles of incorporation or bylaws or by an amendment thereof. Our articles of incorporation and bylaws do not so provide, nor do we currently intend to make any such amendments.
     In discharging the duties of a director under Texas law, a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and our shareholders, including the possibility that those interests may be best served by our continued independence.
Limitation of Director Liability and Indemnification Arrangements
     Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Corporation Act. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.
     Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. In addition, we have purchased directors’ and officers’ liability insurance policies for our directors and officers. Our bylaws and these agreements with directors and officers provide for indemnification for amounts:
•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•	that are available, were available or become available to us or are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost.

     Such indemnification may be made even though our directors and officers would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.
Legal Matters
     Certain legal matters in connection with the common stock offered by this prospectus will be passed on for us by our outside counsel, Baker Botts L.L.P., Houston, Texas.
Experts
     The consolidated financial statements of Carrizo Oil & Gas, Inc. for the year ended December 31, 2003, appearing in Carrizo Oil & Gas, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2005, incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control of Financial Reporting) for the years ended December 31, 2004 and 2005, appearing in Carrizo Oil & Gas, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2005, incorporated by reference in this prospectus and registration statement, have been audited by Pannell Kerr Forster of Texas, P.C, independent registered public accounting firm, to the extent indicated in their reports thereon also incorporated by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting have been so incorporated herein by reference in reliance on such reports given on the authority of said firm as experts in accounting and auditing.
     The letter reports of Ryder Scott Company, Fairchild & Wells, Inc., and DeGolyer and MacNaughton, each independent consulting petroleum engineers, and certain information with respect to our oil and gas reserves derived from such reports has been incorporated by reference into this prospectus upon the authority of each such firm as experts with respect to such matters covered in such reports and in giving such reports.
Where You Can Find More Information
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any other documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.cc under “Links-SEC Documents.” Copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the Nasdaq Stock Market, Inc., which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.
     This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.
     The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).
•	Our Annual Report on Form 10-K for the year ended December 31, 2005, as amended by our Form 10-K/A filed on April 11, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	Our Current Reports on Form 8-K filed on January 27, 2006, March 9, 2006, April 3, 2006, April 7, 2006, May 30, 2006, June 20, 2006, July 28, 2006 and July 31, 2006; and

•	the description of our common stock in the Company’s Registration Statement on Form 8-A (Registration No. 000-22915) filed on July 31, 1997.
     All filings made by us with the SEC pursuant to the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement shall also be deemed incorporated by reference into this prospectus.
     We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:
Carrizo Oil & Gas, Inc.
Attention: Investor Relations
1000 Louisiana Street, Suite 1500
Houston, Texas 77002
(713) 328-1000.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. Other Expenses of Issuance and Distribution
     All expenses (other than fees and expenses of legal or other advisors to the selling shareholders) in connection with the offering described in this registration statement will be paid by us. Such expenses are as follows:*

SEC registration fee	$0	*
Printing expenses	3,000
Accounting fees and expenses	5,000
Legal fees and expenses	35,000
Miscellaneous	7,000
Total	$50,000

*	Pursuant to Rule 457(p) of the Securities Act of 1933, the Registrant hereby offsets the registration fee required in connection with this registration statement by the $9,031 previously paid on July 13, 2005 by the Registrant in connection with its registration statement on Form S-3 (Registration No. 333-126558), and $5,677 of the $29,425 previously paid on September 9, 2005 by the Registrant in connection with its registration statement on Form S-3 (Registration No. 333-128215), each of which was withdrawn prior to becoming effective. Accordingly, no registration fee is being paid with this registration statement.
ITEM 14. Indemnification of Directors and Officers.
Limitation of Director Liability and Indemnification Arrangements
     Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Corporation Act. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.
     Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.
     We have purchased directors’ and officers’ liability insurance policies for our directors and officers. In addition, our bylaws and these agreements with directors and officers provide for indemnification for amounts:
•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•	in respect of these types of insurance policies that are available, were available or become available to us or which are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost involved.

     This type of indemnification relating to directors’ and officers’ insurance may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.
ITEM 15. Recent Sales of Unregistered Securities
     The following is a description of all securities that the Company has sold within the past three years without registration under the Securities Act:
     As describe in this prospectus, on July 26, 2006, pursuant to the Subscription and Registration Rights Agreements, we issued to certain investors an aggregate of 1.35 million shares of Common Stock. In issuing the shares of Common Stock, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     Effective July 18, 2006, we entered into an agreement with a third-party corporation to acquire approximately 800 net acres in the Barnett Shale play located in Wise County, Texas in exchange for 2,000 shares of Common Stock. In issuing the shares of Common Stock, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     On June 13, 2005, pursuant to certain Subscription and Registration Rights Agreements, we issued to certain investors an aggregate of 1.2 million shares of Common Stock. In issuing the shares of Common Stock, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     On April 19, 2005, we issued a total of 112,697 shares of Common Stock to a corporation and an individual as partial payment (in addition to a total of $2.3 million in cash) for certain oil and gas properties in the our Barnett Shale area. This acquisition consisted of approximately 600 net acres and working interests in 14 existing gross wells (7.3 net) with an estimated 5.4 MMcfe of proved reserves, based upon our internal estimates. In issuing the shares of Common Stock, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.
     On March 22, 2005, Steven A. Webster exercised in full his warrants to purchase an aggregate of 84,211 shares of our common stock at a price of $5.94 per share. Pursuant to the terms of the warrant agreement, Mr. Webster acquired 54,669 shares of Common Stock upon a net cashless exercise of the warrants. The warrants were initially issued by us in February 1997. In issuing the shares of Common Stock underlying the warrants, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     On January 7, 2005, JMG Triton Offshore Ltd. and JMG Capital Partners, L.P. (collectively, “JMG”) exercised in full their warrants to purchase an aggregate of 250,000 shares of our common stock at a price of $4.00 per share. JMG paid an aggregate exercise price of $1.0 million to us in connection with the exercise of the warrants and the issuance of the 250,000 shares of Common Stock. The warrants were initially issued by us in January 1998 and were amended in December 1999. In issuing the shares of Common Stock underlying the warrants, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     On October 29, 2004, we issued $18.0 million aggregate principal amount of our 10% Senior Subordinated Secured Notes due 2008 to an institutional investor. On May 31, 2005, we issued $4.0 million aggregate principal amount of the Notes to an institutional investor. In issuing the notes, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     On June 18, 2004, Steven A. Webster exercised in full his warrants to purchase an aggregate of 92,006 shares of our common stock at a price of $9.285 per share. Pursuant to the terms of the warrant agreement, Mr. Webster acquired 70,205 shares of common stock upon a net cashless exercise of the warrants. The warrants were initially issued by us in February 2002. In issuing the shares of Common Stock underlying the warrants, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     On June 14, 2004, JPMorgan Partners 23A SBIC L.P. exercised in full warrants to purchase an aggregate of 2,208,151 shares of our Common Stock at a price of $9.285 per share. Pursuant to the terms of the warrant agreement, JPMorgan Partners 23A SBIC L.P. acquired 1,684,949 shares of common stock upon a net cashless exercise of the warrants. In issuing the shares of Common Stock underlying the warrants, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
     On March 5, 2004, Mellon Ventures L.P. exercised in full warrants to purchase an aggregate of 69,199 shares of our common stock at a price of $2.20 per share. Pursuant to the terms of the warrant agreement, Mellon Ventures L.P. acquired 49,135 shares of Common Stock upon a net cashless exercise of the warrants. In issuing the shares of Common Stock underlying the warrants, we relied on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.
ITEM 16. Exhibits and Financial Statements
Exhibits

Exhibit
Number		Description
†2.1	—	Combination Agreement by and among the Company, Carrizo Production, Inc., Encinitas Partners Ltd., La Rosa Partners Ltd., Carrizo Partners Ltd., Paul B. Loyd, Jr., Steven A. Webster, S.P. Johnson IV, Douglas A.P. Hamilton and Frank A. Wojtek dated as of June 6, 1997 (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).
†3.1	—	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
†3.2	—	Amended and Restated Bylaws of the Company, as amended by Amendment No. 1 (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A (Registration No. 000-22915)), Amendment No. 2 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated December 15, 1999) and Amendment No. 3 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 20, 2002).
5.1	—	Opinion of Baker Botts L.L.P.
†10.1	—	Amended and Restated Incentive Plan of the Company effective as of February 17, 2000 (incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
†10.2	—	Amendment No. 1 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
†10.3	—	Amendment No. 2 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

Exhibit
Number		Description
†10.4	—	Amendment No. 3 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Appendix A to the Company’s Proxy Statement dated April 21, 2003).
†10.5	—	Amendment No. 4 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Appendix B to the Company’s Proxy Statement dated April 26, 2004).
†10.6	—	Amendment No. 5 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2005).
†10.7	—	Amendment No. 6 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 19, 2005).
†10.8	—	Amendment No. 7 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 30, 2006).
†10.9	—	Employment Agreement between the Company and S.P. Johnson IV (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).
†10.10	—	Employment Agreement between the Company and J. Bradley Fisher (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-2 (Registration No. 333-111475)).
†10.11	—	Employment Agreement between the Company and Paul F. Boling (incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-2 (Registration No. 333-111475)).
†10.12	—	Employment Agreement between the Company and Gregory E. Evans dated March 21, 2005 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 22, 2005).
†10.13	—	Form of Indemnification Agreement between the Company and each of its directors and executive officers (incorporated herein by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
†10.14	—	Form of Amendment to Executive Officer Employment Agreement (incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated January 8, 1998).
†10.15	—	Form of Amendment to Executive Officer Employment Agreement (incorporated herein by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K dated December 15, 1999).
†10.16	—	Form of Amendment to Director Indemnification Agreement (incorporated herein by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K dated December 15, 1999).
†10.17	—	Form of Amendment to Executive Officer Employment Agreement (incorporated herein by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K dated February 20, 2002).
†10.18	—	Form of Amendment to Director Indemnification Agreement (incorporated herein by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K dated February 20, 2002).

Exhibit
Number		Description
†10.19	—	Amendment to the Employment Agreement between the Company and S.P. Johnson IV (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 27, 2006).
†10.20	—	Amendment to the Employment Agreement between the Company and Paul F. Boling (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 27, 2006).
†10.21	—	Amendment to the Employment Agreement between the Company and Gregory E. Evans (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8- K filed on January 27, 2006).
†10.22	—	Amendment to the Employment Agreement between the Company and J. Bradley Fisher (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on January 27, 2006).
†10.23	—	Form of Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K for the year ended December 31,2004).
†10.24	—	Form of Director Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 19, 2005).
†10.25	—	Form of Director Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 19, 2005).
†10.26	—	Form of Employee Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 19, 2005).
†10.27	—	Form of Employee Restricted Stock Award under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on January 27, 2006).
†10.28	—	Form of Independent Contractor Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 30, 2006).
†10.29	—	S Corporation Tax Allocation, Payment and Indemnification Agreement among the Company and Messrs. Loyd, Webster, Johnson, Hamilton and Wojtek (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).
†10.30	—	S Corporation Tax Allocation, Payment and Indemnification Agreement among Carrizo Production, Inc. and Messrs. Loyd, Webster, Johnson, Hamilton and Wojtek (incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).
†10.31	—	Amended and Restated Registration Rights Agreement dated December 15, 1999 among the Company, Paul B. Loyd Jr., Douglas A. P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P. (incorporated herein by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K dated December 15, 1999).

Exhibit
Number		Description
†10.32	—	Purchase and Sale Agreement by and between Rocky Mountain Gas, Inc. and CCBM, Inc., dated June 29, 2001 (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
†10.33	—	Contribution and Subscription Agreement dated June 23, 2003 by and among Pinnacle Gas Resources, Inc., CCBM, Inc., Rocky Mountain Gas, Inc. and the CSFB Parties listed therein (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).
†10.34	—	Amendment to Contribution and Subscription Agreement dated as of August 9, 2005 among Pinnacle Gas Resources, Inc., CCBM, Inc., U.S. Energy Corp., Crested Corp. and the CSFB Parties referred to therein (incorporated herein by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K/A for the year ended December 21, 2005).
†10.35	—	Second Amendment to Contribution and Subscription Agreement dated as of March 31, 2006 among Pinnacle Gas Resources, Inc., CCBM, Inc., US Energy Corp., Crested Corp. and the CSFB Parties referred to therein (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).
†10.36	—	Credit Agreement dated as of May 25, 2006 among Carrizo Oil & Gas, Inc., as Borrower, Certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Lead Arranger (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 30, 2006).
†10.37	—	First Lien Stock Pledge and Security Agreement dated as of May 25, 2006, by Carrizo Oil & Gas, Inc. in favor of JPMorgan Chase Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 30, 2006).
†10.38	—	Second Lien Agreement dated as of July 21, 2005 among Carrizo Oil & Gas, Inc., CCBM, Inc., and the lenders named therein and Credit Suisse, as collateral agent and administrative agent (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 22, 2005).
†10.39	—	Stock Pledge and Security Agreement dated as of July 21, 2005 by Carrizo Oil & Gas, Inc. in favor of Credit Suisse, as collateral agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 22, 2005).
†10.40	—	Commercial Guaranty dated as of July 21, 2005 by CCBM, Inc. in favor of Credit Suisse (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 22, 2005).
†10.41	—	Director Compensation (incorporated herein by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005).
†10.42	—	Base Salaries and 2005 Annual Bonuses for certain Executive Officers (incorporated herein by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005).
†10.43	—	Schedule of 2005 Annual Bonuses for Certain Executive Officers (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

Exhibit
Number		Description
†10.44	—	Form of Subscription and Registration Rights Agreement among the Company and the Subscribers named therein (incorporated herein by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
†10.45	—	Placement Agent Agreement dated July 25, 2006 between the Company and Johnson Rice & Company L.L.C. (incorporated herein by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
†21.1	—	Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005).
23.1	—	Consent of Ernst & Young LLP.
23.2	—	Consent of Pannell Kerr Forster of Texas, P.C.
23.3	—	Consent of Ryder Scott Company Petroleum Engineers.
23.4	—	Consent of Fairchild & Wells, Inc.
23.5	—	Consent of DeGolyer and MacNaughton.
23.6	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	—	Power of Attorney (included in signature page).

†	Incorporated by reference as indicated.
Item 17. Undertakings
     The registrant hereby undertakes:
     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) if the registrant is relying on Rule 430B:
          (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on August 21, 2006.

CARRIZO OIL & GAS, INC.
By:	/s/ S.P. Johnson IV
	Name:	S.P. Johnson IV
	Title:	President and Chief Executive Officer

     Each person whose signature appears below appoints Paul F. Boling and S.P. Johnson IV and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 21, 2006.

Signature	Title

/s/ S.P. Johnson IV (S.P. Johnson IV)	President, Chief Executive Officer and Director (Principal Executive Officer)

Chief Financial Officer, Vice
President, Secretary and
/s/ Paul F. Boling (Paul F. Boling)	Treasurer (Principal Financial and Accounting Officer)

/s/ Steven A. Webster (Steven A. Webster)	Chairman

/s/ Thomas L. Carter, Jr. (Thomas L. Carter, Jr.)	Director

/s/ Paul B. Loyd, Jr. (Paul B. Loyd, Jr.)	Director

/s/ F. Gardner Parker (F. Gardner Parker)	Director

/s/ Roger A. Ramsey (Roger A. Ramsey)	Director

/s/ Frank A. Wojtek (Frank A. Wojtek)	Director

EXHIBIT INDEX

Exhibit
Number	Description
†2.1	—	Combination Agreement by and among the Company, Carrizo Production, Inc., Encinitas Partners Ltd., La Rosa Partners Ltd., Carrizo Partners Ltd., Paul B. Loyd, Jr., Steven A. Webster, S.P. Johnson IV, Douglas A.P. Hamilton and Frank A. Wojtek dated as of June 6, 1997 (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).

†3.1	—	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

†3.2	—	Amended and Restated Bylaws of the Company, as amended by Amendment No. 1 (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A (Registration No. 000-22915)), Amendment No. 2 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated December 15, 1999) and Amendment No. 3 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 20, 2002).

5.1	—	Opinion of Baker Botts L.L.P.

†10.1	—	Amended and Restated Incentive Plan of the Company effective as of February 17, 2000 (incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

†10.2	—	Amendment No. 1 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

†10.3	—	Amendment No. 2 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

†10.4	—	Amendment No. 3 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Appendix A to the Company’s Proxy Statement dated April 21, 2003).

†10.5	—	Amendment No. 4 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Appendix B to the Company’s Proxy Statement dated April 26, 2004).

†10.6	—	Amendment No. 5 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2005).

†10.7	—	Amendment No. 6 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 19, 2005).

†10.8	—	Amendment No. 7 to the Amended and Restated Incentive Plan of the Company (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 30, 2006).

Exhibit
Number	Description
†10.9	—	Employment Agreement between the Company and S.P. Johnson IV (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).

†10.10	—	Employment Agreement between the Company and J. Bradley Fisher (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-2 (Registration No. 333-111475)).

†10.11	—	Employment Agreement between the Company and Paul F. Boling (incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-2 (Registration No. 333-111475)).

†10.12	—	Employment Agreement between the Company and Gregory E. Evans dated March 21, 2005 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 22, 2005).

†10.13	—	Form of Indemnification Agreement between the Company and each of its directors and executive officers (incorporated herein by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

†10.14	—	Form of Amendment to Executive Officer Employment Agreement (incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated January 8, 1998).

†10.15	—	Form of Amendment to Executive Officer Employment Agreement (incorporated herein by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K dated December 15, 1999).

†10.16	—	Form of Amendment to Director Indemnification Agreement (incorporated herein by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K dated December 15, 1999).

†10.17	—	Form of Amendment to Executive Officer Employment Agreement (incorporated herein by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K dated February 20, 2002).

†10.18	—	Form of Amendment to Director Indemnification Agreement (incorporated herein by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K dated February 20, 2002).

†10.19	—	Amendment to the Employment Agreement between the Company and S.P. Johnson IV (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 27, 2006).

†10.20	—	Amendment to the Employment Agreement between the Company and Paul F. Boling (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 27, 2006).

†10.21	—	Amendment to the Employment Agreement between the Company and Gregory E. Evans (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8- K filed on January 27, 2006).

†10.22	—	Amendment to the Employment Agreement between the Company and J. Bradley Fisher (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on January 27, 2006).

Exhibit
Number	Description
†10.23	—	Form of Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K for the year ended December 31,2004).

†10.24	—	Form of Director Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 19, 2005).

†10.25	—	Form of Director Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 19, 2005).

†10.26	—	Form of Employee Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 19, 2005).

†10.27	—	Form of Employee Restricted Stock Award under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on January 27, 2006).

†10.28	—	Form of Independent Contractor Restricted Stock Award Agreement under the Incentive Plan of Carrizo Oil & Gas, Inc. (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 30, 2006).

†10.29	—	S Corporation Tax Allocation, Payment and Indemnification Agreement among the Company and Messrs. Loyd, Webster, Johnson, Hamilton and Wojtek (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).

†10.30	—	S Corporation Tax Allocation, Payment and Indemnification Agreement among Carrizo Production, Inc. and Messrs. Loyd, Webster, Johnson, Hamilton and Wojtek (incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (Registration No. 333-29187)).

†10.31	—	Amended and Restated Registration Rights Agreement dated December 15, 1999 among the Company, Paul B. Loyd Jr., Douglas A. P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P. (incorporated herein by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K dated December 15, 1999).

†10.32	—	Purchase and Sale Agreement by and between Rocky Mountain Gas, Inc. and CCBM, Inc., dated June 29, 2001 (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

†10.33	—	Contribution and Subscription Agreement dated June 23, 2003 by and among Pinnacle Gas Resources, Inc., CCBM, Inc., Rocky Mountain Gas, Inc. and the CSFB Parties listed therein (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

†10.34	—	Amendment to Contribution and Subscription Agreement dated as of August 9, 2005 among Pinnacle Gas Resources, Inc., CCBM, Inc., U.S. Energy Corp., Crested Corp. and the CSFB Parties referred to therein (incorporated herein by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K/A for the year ended December 21, 2005).

Exhibit
Number	Description
†10.35	—	Second Amendment to Contribution and Subscription Agreement dated as of March 31, 2006 among Pinnacle Gas Resources, Inc., CCBM, Inc., US Energy Corp., Crested Corp. and the CSFB Parties referred to therein (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

†10.36	—	Credit Agreement dated as of May 25, 2006 among Carrizo Oil & Gas, Inc., as Borrower, Certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Lead Arranger (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 30, 2006).

†10.37	—	First Lien Stock Pledge and Security Agreement dated as of May 25, 2006, by Carrizo Oil & Gas, Inc. in favor of JPMorgan Chase Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 30, 2006).

†10.38	—	Second Lien Agreement dated as of July 21, 2005 among Carrizo Oil & Gas, Inc., CCBM, Inc., and the lenders named therein and Credit Suisse, as collateral agent and administrative agent (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 22, 2005).

†10.39	—	Stock Pledge and Security Agreement dated as of July 21, 2005 by Carrizo Oil & Gas, Inc. in favor of Credit Suisse, as collateral agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 22, 2005).

†10.40	—	Commercial Guaranty dated as of July 21, 2005 by CCBM, Inc. in favor of Credit Suisse (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 22, 2005).

†10.41	—	Director Compensation (incorporated herein by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005).

†10.42	—	Base Salaries and 2005 Annual Bonuses for certain Executive Officers (incorporated herein by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005).

†10.43	—	Schedule of 2005 Annual Bonuses for Certain Executive Officers (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

†10.44	—	Form of Subscription and Registration Rights Agreement among the Company and the Subscribers named therein (incorporated herein by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

†10.45	—	Placement Agent Agreement dated July 25, 2006 between the Company and Johnson Rice & Company L.L.C. (incorporated herein by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

†21.1	—	Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005).

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of Pannell Kerr Forster of Texas, P.C.

Exhibit
Number	Description
23.3	—	Consent of Ryder Scott Company Petroleum Engineers.

23.4	—	Consent of Fairchild & Wells, Inc.

23.5	—	Consent of DeGolyer and MacNaughton.

23.6	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Power of Attorney (included in signature page).

†	Incorporated by reference as indicated.